Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. Leonard Szwajkowski
Telephone:  (773) 382-2111
E-mail:  lszwajkowski@royal-bank.us

ROYAL FINANCIAL, INC. ANNOUNCES PRELIMINARY RESULTS OF
INTERNAL INVESTIGATION AND RESIGNATION OF DONALD A. MOLL;
LEONARD SZWAJKOWSKI TO BECOME CEO AND PRESIDENT

Chicago, IL, September 28, 2007 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that, Mr. Donald A. Moll, the Chief Executive Officer and President of the Company and the Bank, has resigned from all positions he currently holds with the Company and each of its subsidiaries, including as a director of the Company and the Bank.

As previously reported, on June 18, 2007, Mr. Moll, was suspended from acting in his capacity as CEO and President of the Company and the Bank, during the pendency of an internal investigation being conducted by the Audit Committee of the Board. The investigation was based on information provided to the Audit Committee by certain members of the Company’s senior management regarding alleged irregularities with respect to the Company’s internal controls and alleged misconduct by Mr. Moll.

Under the direction of the Audit Committee of the Board of Directors, the Company conducted an investigation of the allegations, which included engaging a team of outside specialists and advisers to assist in the investigation. The report of the investigation does not implicate Mr. Moll in fraudulent activities relating to the specific allegations of alleged irregularities with respect to the Company’s internal controls and Bank policies.  However, the investigation has uncovered evidence of irregularities in connection with the Company’s stock conversion and initial public offering in 2005, including the alleged unauthorized receipt by certain investors of shares of stock in the offering. The Company continues to work with special counsel and federal and state regulators in this regard, and cannot currently predict when this aspect of the investigation will conclude.

On September 26, 2007, Mr. Moll agreed to resign from all positions he currently holds with the Company and each of its subsidiaries, including as a director of the Company and the Bank, as part of a Separation Agreement and Release (the “Agreement”) with the Company and the Bank. Pursuant to the terms of the Agreement and applicable law, Mr. Moll has seven days from the date of the Agreement to revoke his acceptance of the Agreement. The Agreement provides for the payment to Mr. Moll of $48,077 to settle all of the Company’s remaining obligations under his employment agreement.  Mr. Moll has also agreed to forfeit any unvested options and shares of restricted stock previously awarded to him under the Company’s equity compensation plans.

Upon the effective date of Mr. Moll’s resignation, Mr. Leonard Szwajkowski, currently Senior Vice President, Interim Chief Executive Officer and Chief Financial Officer of the Company, will become Chief Executive Officer and President of the Company and the Bank.  Mr. Szwajkowski will also remain as interim Chief Financial Officer until a permanent replacement for that position has been identified.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area, legislative or regulatory changes, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, the Company’s ability to implement its growth strategy, higher than expected operational costs including professional fees and expenses incurred in connection with the Audit Committee’s investigation, the effect of the investigation or the costs incurred in connection therewith on the Company’s financial condition or results of operations, demand for loan products; deposit flows; competition and changes in accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.